Exhibit 99.2

U.S. Cellular

May 2, 2005

Steven T. Campbell
6223 Blue Spruce Court
Long Grove, IL 60047

Dear Steven:

On behalf of Jack Rooney and the entire U.S. Cellular family, I am pleased to confirm our offer to you for the position of Vice President - Controller located in the RSO. This is a full-time exempt position. As we discussed, your starting salary will be $9,791.67, semi-monthly ($235,000.00 annualized). In addition, you will be eligible to participate in the USCC Bonus Program targeted at 35% which will be discussed with you. Upon confirmation, your beginning date is June 1, 2005, upon acceptance of this offer. In the event that your position is eliminated during the first year of employment, you will be eligible for a severance benefit equal to 1 times your base annual salary.

In addition, you will receive a one-time special acceptance bonus of $35,000. This payment will be net of taxes or less applicable withholding taxes and made thirty days from your date of hire, provided you are an active employee in good standing at the time payment is to be made. If your employment voluntarily terminates during the 12 month period following the date of hire, repayment must be made to U.S. Cellular, and you agree that we may deduct such bonus from any sums we may owe you upon such termination.

When you commence work at U.S. Cellular, you will be eligible to participate in the company's Long-Term Incentive Program with an award of 5,125 nonqualified stock options. The options vest in four installments (25% each year) over four years. The exercise price of the options will be the closing price of a share of U.S. Cellular stock on the date our the Stock Option Committee of the Board of Directors approves your grant. Participation in this program also includes an opportunity for you to receive future stock option and performance share grants which historically occur each March.

U.S. Cellular has an excellent benefit package, which includes group insurance, 401(k) Plan participation, tuition reimbursement, a pension plan and flexible spending accounts. The 401(k) Savings Plan will accept rollovers from previous employers' plans.

This offer is expressly contingent upon the acceptable results of a pre-employment drug screening. Failure to submit to a drug screen within 48 hours, excluding weekend hours, of the acceptance of this offer or a confirmed positive test shall result in the withdrawal of the employment offer and denial of employment. This offer is also contingent upon the background check results provided by International Profiles and upon your ability to prove your identity and eligibility to be employed in compliance with the Immigration Reform and Control Act of 1986. You will be provided with a comprehensive list at the time of hire of acceptable documents which may be utilized to comply with the requirements of this federal law as well as a federal I-9 form which must be completed. A member of our Talent Acquisition team will. contact you upon verbal acceptance of this offer to formally articulate our screening process.

8419 W. Bryn Mawr Avenue
2nd Floor
Chicago, Illinois 60631
Tel: 773-399-8300 Fax: 773-864-3198

U.S. Cellular

This offer is contingent upon your signing and returning to U.S. Cellular, prior to your start date in your new position, the enclosed USCC Payroll Corporation Confidentiality/Non-Solicitation Agreement. You will be expected to abide by all terms and conditions outlined in the Agreement. We will be happy to review the specifics of this Agreement with you directly.

During your first 90 days of employment, all U.S. Cellular associates are in a New Hire Orientation period. Your manager or supervisor will provide you with more information about your orientation period and other requirements of U.S. Cellular.

Please sign and return one copy of this letter within five business days via mail or fax. My fax number is 773-864-3198. You may keep the other copy for your records. We look forward to receiving your acceptance of this offer, including your signed USCC Payroll Corporation Confidentiality/Non-Solicitation Agreement.

Steven, U.S. Cellular is a dynamic organization that is an exciting and fulfilling place to work. We take pride in providing a rewarding career for our employees and a commitment of satisfaction to our valued customers. We are very excited about your joining U.S. Cellular and anticipate a mutually rewarding working relationship.

Sincerely,

/s/ Kenneth R. Meyers

Kenneth Meyers
Executive Vice-President and Chief Financial Officer

Agreed and Accepted By:  /s/ S. T. Campbell  Date  05/06/05